Corporate News Release	FMC Technologies, Inc. 5875 N Sam Houston Pkwy W Houston, Texas 77086 P: 281.591.4000 www.fmctechnologies.com

For immediate release

Investor Relations	Matt Seinsheimer	P: 281.260.3665	investorrelations@fmcti.com
Media	Lisa Albiston	P: 281.931.2513	media.request@fmcti.com
	Lisa Adams	P: 281.405.4659	media.request@fmcti.com

FMC Technologies Reports First Quarter 2016
Diluted Earnings per Share of $0.22, Excluding $0.13 of Charges

Houston, April 26, 2016 - FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2016 revenue of $1.2 billion, down 29 percent from the prior-year quarter. The decline was driven by lower activity and the negative impact of the strengthening U.S. dollar. Diluted earnings per share were $0.09, which includes total Company pre-tax impairment and other charges, restructuring and other severance charges, and inventory write-downs of $47.6 million, or $0.13 per diluted share.
“Subsea Technologies delivered operating margins of 13.1 percent, excluding charges, as we benefited from solid execution and restructuring savings,” said John Gremp, Chairman and CEO of FMC Technologies.
Total inbound orders were $671.6 million, including $345.9 million in Subsea Technologies orders. Backlog for the Company was $4 billion, including Subsea Technologies backlog of $3.4 billion.
“While operators’ reduced capital spending continues to delay large deepwater projects, we believe that our subsea service orders will remain fairly resilient in 2016,” added Gremp.

Review of Operations - First Quarter 2016
Subsea Technologies
Subsea Technologies first quarter revenue was $864 million, down 25 percent from the prior-year quarter. After excluding the $57 million of negative impact due to the strong U.S. dollar, total revenue was down 20 percent year-over-year.
Subsea Technologies operating profit decreased 35 percent from the prior-year quarter to $109.5 million. Operating results include an $8 million negative impact related to the strong U.S. dollar. The segment results also include $3.7 million of charges. Total operating profit, excluding foreign currency impact and charges in both periods, was down approximately 28 percent year-over-year, primarily due to the decline in subsea revenues.
Subsea Technologies operating margins were 13.1 percent, excluding charges.
Subsea Technologies inbound orders for the first quarter were $345.9 million. Backlog was $3.4 billion.

Surface Technologies
Surface Technologies first quarter revenue was $265.5 million, down 41 percent from the prior-year quarter, primarily due to the significant decline in North American land activity.
Surface Technologies reported an operating loss of $28.6 million, which includes charges of $41.8 million. Adjusted operating results were down 81 percent from the prior-year quarter, when excluding charges in both periods, primarily driven by the severe North American activity decline and less favorable pricing.
Surface Technologies operating margins were 5 percent, excluding charges.
Surface Technologies inbound orders for the first quarter were $258.5 million. Backlog was $429.4 million.

Energy Infrastructure
Energy Infrastructure first quarter revenue was $84.1 million, down 17 percent from the prior-year quarter. The revenue decline was primarily due to lower market activity in our measurement solutions business.
Energy Infrastructure reported an operating loss of $3.3 million, which includes charges of $2.1 million.
Energy Infrastructure inbound orders for the first quarter were $73.8 million and backlog was $157.7 million.

Corporate Items
Corporate expense in the first quarter was $14.3 million, a decrease of $2 million from the prior-year quarter. Other revenue and other expense, net, increased $3.6 million from the prior-year quarter to $30 million of expense, due largely to the strength of the U.S. dollar.
The Company ended the quarter with net debt of $209.6 million, down $30.2 million sequentially, due to strong operating cash flow. Net interest expense was $7.5 million in the quarter.
The Company repurchased approximately 1.1 million shares of common stock at an average cost of $25.58 per share in the quarter.
Depreciation and amortization for the first quarter was $63.3 million and capital expenditures were $35.3 million.
The Company recorded an effective tax rate of 23.4 percent for the first quarter.

Summary
FMC Technologies reported first quarter diluted earnings per share of $0.22, excluding total Company pre-tax impairment and other charges, restructuring and other severance charges, and inventory write-downs of $47.6 million, or $0.13 per diluted share.
The Company recorded Subsea Technologies revenue of $864 million with margins of 13.1 percent in the quarter, excluding charges.
Total inbound orders of $671.6 million in the first quarter included $345.9 million in Subsea Technologies orders.
The Company's backlog stands at $4 billion, including Subsea Technologies backlog of $3.4 billion.

About FMC Technologies
FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. The company has approximately 16,500 employees and operates 29 major production facilities and services bases in 18 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our products; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; deterioration in future expected profitability or cash flows and its effect on our goodwill; a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets; continuing consolidation within our industry; and our dependence on the continuing services of certain of our key managers and employees. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its second quarter 2016 conference call at 9 a.m. ET on Thursday, July 21, 2016. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2016	2015
Revenue	$1,208.7	$1,695.2
Costs and expenses	1,164.1	1,496.6
	44.6	198.6
Other expense, net	(11.3)	(6.3)
Income before net interest expense and income taxes	33.3	192.3
Net interest expense	(7.5)	(7.3)
Income before income taxes	25.8	185.0
Provision for income taxes	6.0	36.9
Net income	19.8	148.1
Net income attributable to noncontrolling interests	—	(0.5)
Net income attributable to FMC Technologies, Inc.	$19.8	$147.6

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.09	$0.63
Diluted	$0.09	$0.63
Weighted average shares outstanding:
Basic	228.0	233.0
Diluted	228.6	233.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2016	2015
Revenue
Subsea Technologies	$864.0	$1,157.2
Surface Technologies	265.5	446.3
Energy Infrastructure	84.1	100.9
Other revenue (1) and intercompany eliminations	(4.9)	(9.2)
	$1,208.7	$1,695.2

Income before income taxes

Segment operating profit (loss)
Subsea Technologies	$109.5	$168.7
Surface Technologies	(28.6)	62.9
Energy Infrastructure	(3.3)	2.9
Total segment operating profit	77.6	234.5

Corporate items
Corporate expense (2)	(14.3)	(16.3)
Other revenue (1) and other expense, net (3)	(30.0)	(26.4)
Net interest expense	(7.5)	(7.3)
Total corporate items	(51.8)	(50.0)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$25.8	$184.5

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2016	2015
Inbound Orders

Subsea Technologies	$345.9	$552.0
Surface Technologies	258.5	326.3
Energy Infrastructure	73.8	95.8
Intercompany eliminations and other	(6.6)	(5.1)
Total inbound orders	$671.6	$969.0

	March 31
	2016	2015
Order Backlog

Subsea Technologies	$3,372.5	$4,825.0
Surface Technologies	429.4	519.5
Energy Infrastructure	157.7	173.1
Intercompany eliminations	(4.5)	(10.6)
Total order backlog	$3,955.1	$5,507.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2016	December 31, 2015
	(Unaudited)	As Adjusted
Cash and cash equivalents	$1,032.3	$916.2
Receivables, net	1,413.3	1,522.4
Inventories, net	719.7	764.1
Other current assets	672.6	727.5
Total current assets	3,837.9	3,930.2

Property, plant and equipment, net	1,340.9	1,371.5
Goodwill	520.1	514.7
Intangible assets, net	237.2	246.3
Other assets	377.1	356.7
Total assets	$6,313.2	$6,419.4

Short-term debt and current portion of long-term debt	$23.5	$21.9
Accounts payable, trade	418.0	519.3
Advance payments and progress billings	630.0	664.6
Other current liabilities	975.4	1,099.5
Total current liabilities	2,046.9	2,305.3

Long-term debt, less current portion	1,218.4	1,134.1
Other liabilities	427.7	436.8
FMC Technologies, Inc. stockholders’ equity	2,604.1	2,524.1
Noncontrolling interest	16.1	19.1
Total liabilities and equity	$6,313.2	$6,419.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31
	2016	2015
Cash provided (required) by operating activities:
Net income	$19.8	$148.1
Depreciation and amortization	63.3	57.8
Receivables, net	146.9	254.8
Inventories, net	51.5	(23.3)
Accounts payable, trade	(110.9)	(78.5)
Advance payments and progress billings	(53.3)	(138.9)
Asset impairment charges	34.4	3.9
Other	(42.7)	(48.3)
Net cash provided by operating activities	109.0	175.6

Cash provided (required) by investing activities:
Capital expenditures	(35.3)	(86.7)
Other investing	(7.4)	5.3
Net cash required by investing activities	(42.7)	(81.4)

Cash provided (required) by financing activities:
Net increase in debt	84.2	8.4
Purchase of stock held in treasury	(30.5)	(30.8)
Other financing	(16.4)	(8.5)
Net cash provided (required) by financing activities	37.3	(30.9)

Effect of changes in foreign exchange rates on cash and cash equivalents	12.5	(7.0)
Increase in cash and cash equivalents	116.1	56.3
Cash and cash equivalents, beginning of period	916.2	638.8
Cash and cash equivalents, end of period	$1,032.3	$695.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2016	2015
(after-tax)
Net income attributable to FMC Technologies, Inc., excluding charges	$51	$156
Impairment and other charges (1)	(24)	(3)
Restructuring and other severance charges (2)	(6)	(5)
Inventory write-downs (3)	(1)	—
Net income attributable to FMC Technologies, Inc., as reported	$20	$148

Diluted EPS, excluding charges	$0.22	$0.67
Diluted EPS, as reported	$0.09	$0.63

(1) Tax benefit of $12 million and $1 million during the three months ended March 31, 2016 and 2015, respectively.
(2) Tax benefit of $3 million and $2 million during the three months ended March 31, 2016 and 2015, respectively.
(3) Tax benefit of $1 million during the three months ended March 31, 2016.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2016
	Subsea Technologies	Surface Technologies	Energy Infrastructure
(pre-tax)
Segment operating profit (loss), excluding charges	$113.2	$13.2	$(1.2)
Impairment and other charges	(0.1)	(35.6)	—
Restructuring and other severance charges	(3.6)	(4.0)	(2.1)
Inventory write-downs	—	(2.2)	—
Segment operating profit (loss), as reported	$109.5	$(28.6)	$(3.3)

Segment operating profit (loss) as a percent of revenue, excluding charges	13.1%	5.0%	(1.5)%
Segment operating profit (loss) as a percent of revenue, as reported	12.7%	(10.8)%	(4.0)%

	Three Months Ended
	March 31, 2015
	Subsea Technologies	Surface Technologies	Energy Infrastructure
(pre-tax)
Segment operating profit, excluding charges	$169.7	$71.0	$4.3
Impairment charges	(0.3)	(3.6)	—
Restructuring and other severance charges	(0.7)	(4.5)	(1.4)
Segment operating profit, as reported	$168.7	$62.9	$2.9

Segment operating profit as a percent of revenue, excluding charges	14.7%	15.9%	4.2%
Segment operating profit as a percent of revenue, as reported	14.6%	14.1%	2.9%

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
Cash and cash equivalents	$1,032.3	$916.2
Short-term debt and current portion of long-term debt	(23.5)	(21.9)
Long-term debt, less current portion	(1,218.4)	(1,134.1)
Net debt	$(209.6)	$(239.8)